Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 (the “Registration Statement”) of Barfresh Food Group, Inc. of our report dated March 30, 2016, with respect to the consolidated balance sheets of Barfresh Food Group, Inc. as of December 31, 2015 and March 31, 2015, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the nine months ended December 31, 2015 and the year ended March 31, 2015, which report appears in the transitional report on Form 10-K of Barfresh Food Group, Inc. for the transitional period commencing April 1, 2015 and ending December 31, 2015.

We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

Greenwood Village, Colorado

April 1, 2016

5299 DTC Blvd., Ste. 1000 | Greenwood Village, CO 80111-3329 | TF 877.882.9856 | T 303.770.5700 | F 303.770.7581 | EOE